PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 14, 2014)	Registration Statement No. 333-189937

32,311,015 Shares of Common Stock

BLUE EARTH, INC.

This Prospectus Supplement updates the Prospectus dated May 14, 2014 of Blue Earth, Inc. (the “Company”).

This supplement to the Resale Prospectus dated May 14, 2014 provides information with respect to a new selling stockholder, Jackson Investment Group, LLC which received 1,000,000 shares pursuant to transfer and exercise of warrants from various selling stockholders included in the Resale Prospectus.  Accordingly the number of shares held by those selling stockholders disclosed in the Resale Prospectus has been reduced by their respective share of the 1,000,000 shares issued under the warrants.  All other information in the Resale Prospectus shall remain unchanged.  This supplement does not reflect sales of Shares by any selling stockholder pursuant to the Resale Prospectus that may have occurred prior to date of this Prospectus Supplement No. 2.  Percentage of beneficial ownership was calculated based on 63,951,292 shares of Blue Earth common stock outstanding as of May 7, 2014.

Under the caption “Selling Stockholders” the Jackson Investment Group, LLC should be added to the table and the other Selling Stockholders shares as set forth in the table should be revised as follows:

					After Offering (1)

Selling Stockholder	Ownership Before Offering Number of Shares of Common Stock Beneficially Owned	Common Stock Issued and/or Issuable Upon Conversion of Series C Preferred Stock (2)	Common Stock Issued and/or Issuable Upon Exercise of Class A Warrants	Other Securities Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jackson Investment Group, LLC	1,000,000 (43)	-0-	1,000,000 (44)	-0-	-0-	0%
Lotus Capital Markets LLC	-0-	-0-	-0-	-0-	-0-	0%
Fred C. Shaker Rev. Trust U/A DTD 5/18/2006	154,460	112,000 (42)	42,460	-0-	-0-	0%
Triage Capital Management LP	84,000	84,000 (42)	-0-	-0-	-0-	0%
Alla Pasternack	28,000	28,000 (42)	-0-	-0-	-0-	0%
Orsak Family Trust	548,000	448,000	100,000	-0-	-0-	0%
Keith Guenther	680,000	560,000	120,000	-0-	-0-	0%
Yuri & Eleonora Minkovsky	28,000	28,000	-0-	-0-	-0-	0%
Helen Thomas	262,080	262,080	-0-	-0-	-0-	0%
David Lies	5,107,399	1,792,000	317,040	179,368 (35)	2,336,031	3.5%

(43)  Richard L. Jackson, majority owner and sole manager of Jackson Investment Group, LLC, has voting and dispositive power over these securities.

(44)  An aggregate of 1,000,000 shares of common stock issued upon exercise of Class A Warrants acquired in a private placement pursuant to subscription agreements dated June 20, 2014.

_______________________

The date of this Supplement is June 24, 2014

This supplement is part of the Resale Prospectus

and must accompany the Resale Prospectus.